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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated March 16, 2001 on the consolidated financial statements of Enterra Compression Company and subsidiaries as of and for the year ended December 31, 2000 and our reports dated November 17, 2000 on the consolidated financial statements of Enterra Compression Company and subsidiaries as of and for the year ended December 31, 1999 and the combined financial statements of Weatherford Compression as of and for the year ended December 31, 1998, and to all references to our Firm, included in this Registration Statement.

ARTHUR ANDERSEN LLP
Houston, Texas

May 10, 2001